Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-262179) on Form S-3 and (No. 333-263146) on Form S-8 of our report dated September 15, 2022, with respect to the consolidated financial statements of Bowlero Corp. and subsidiaries.

/s/ KPMG LLP
Richmond, Virginia
September 5, 2024